Putnam VT Multi Cap Value Fund, as of June 30, 2014, semi annual report
Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:
					Votes		Votes
					for			against
Liaquat Ahamed			545,333,593	24,865,496
Ravi Akhoury			545,906,178	24,292,911
Barbara M. Baumann		549,255,821	20,943,268
Jameson A. Baxter		548,878,213	21,320,877
Charles B. Curtis		548,266,326	21,932,764
Robert J. Darretta		548,954,413	21,244,676
Katinka Domotorffy		547,720,210	22,478,879
John A. Hill			548,926,132	21,272,957
Paul L. Joskow			548,318,739	21,880,351
Kenneth R. Leibler		549,128,017	21,071,073
Robert E. Patterson		548,989,554	21,209,535
George Putnam, III		548,805,405	21,393,685
Robert L. Reynolds		549,170,754	21,028,335
W. Thomas Stephens		548,523,544	21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes					Broker
for			against		Abstentions	non votes
1,947,845		102,971		216,875		0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes		Votes					Broker
for			against		Abstentions	non votes
507,595,281	19,452,349		43,151,459		0

All tabulations are rounded to the nearest whole number.